SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Filed by a Party other than the Registrant   ☐

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☐	Soliciting Material Pursuant to §240.14a-12
LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPIES - SUBJECT TO COMPLETION
LifeVantage Corporation
9785 S. Monroe Street, Suite 300
Sandy, Utah 84070

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
October 15, 2015
_________________________________________________________________________________________

Dear Shareholder:
You are cordially invited to attend the fiscal year 2016 Annual Meeting of Shareholders of LifeVantage Corporation, a Colorado corporation. The meeting will be held at the Hilton Garden Inn, 277 West Sego Lily Drive, Sandy UT 84070 on Thursday, October 15, 2015 at 12:00 noon, Mountain Time, for the following purposes:

1.	To elect five directors to hold office for a one-year term expiring at our fiscal year 2017 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	To advise on a non-binding resolution on the Company's compensation of its named executive officers;

3.	To approve an amendment to the Company's amended and restated articles of incorporation to authorize a reverse stock split of the Company's common stock (the “Reverse Stock Split”);

4.	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for our fiscal year ending June 30, 2016; and

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
Our board of directors recommends that you vote FOR proposals 1, 2, 3 and 4.
Our board of directors would like to highlight the importance of Proposal 3.  As further described in the Proxy Statement accompanying this Notice, our board of directors unanimously authorized the Reverse Stock Split with the primary intent of increasing the price of our common stock in order to continue to meet the Nasdaq Capital Market’s price criteria for continued listing. Our board of directors believes that, in addition to increasing the price of our common stock, the Reverse Stock Split would also make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed in the Proxy Statement, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests and urge you to vote FOR this proposal.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site, scanning the QR code located on the proxy card enclosed with your proxy materials, or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning the paper proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sandy, Utah	By Order of our Board of Directors
September 11, 2015	/s/ Garry Mauro
Garry Mauro
Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 15, 2015:
This notice, the accompanying proxy statement, and annual report to shareholders are available at
http://investor.lifevantage.com/sec.cfm.

LifeVantage Corporation
9785 S. Monroe Street, Suite 300
Sandy, Utah 84070
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
October 15, 2015
_________________________________________________________________________________________

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to shareholders of LifeVantage Corporation, a Colorado corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal 2016 Annual Meeting of Shareholders of LifeVantage to be held on October 15, 2015, at 12:00 noon, Mountain Time, at the Hilton Garden Inn, 277 West Sego Lily Drive, Sandy UT 84070, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30 of the stated year. For example, "fiscal 2016" refers to the twelve-month period from July 1, 2015 through June 30, 2016.
Why am I receiving these materials?
We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the fiscal 2016 Annual Meeting of Shareholders on the matters to be considered at that meeting.
We intend to mail this proxy statement and the accompanying proxy card on or about September 11, 2015 to all our shareholders of record as of the record date entitled to vote at the annual meeting.
Where and when is the annual meeting?
The fiscal 2016 Annual Meeting of Shareholders of LifeVantage will take place on Thursday, October 15, 2015 at 12:00 noon local time (Mountain Time) at the Hilton Garden Inn, 277 West Sego Lily Drive, Sandy UT 84070.
What am I voting on?
The following matters are scheduled to be voted on by shareholders at the annual meeting:

•	the election of five directors to our board of directors;

•	a non-binding resolution on the Company's compensation of its named executive officers;

•	an amendment to the Company's amended and restated articles of incorporation to authorize a reverse stock split of the Company's common stock (the "Reverse Stock Split"); and

•	the ratification of the selection of the appointment of EKS&H LLLP as our independent registered accounting firm for our fiscal year ending June 30, 2016.
Who can vote at the annual meeting?
Only shareholders of record at the close of business on August 31, 2015, which date we refer to as the “record date,” will be entitled to vote at the annual meeting. As of the record date, we had approximately 97,777,215 shares of common stock outstanding and entitled to vote.
Shareholders of Record: Shares Registered in Your Name
If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning the enclosed proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may vote by proxy using the enclosed proxy card or in person at the annual meeting.

•	Voting Your Proxy By Mail. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the pre-addressed, postage-paid envelope provided to you.

•	Voting on the Internet. To vote on the Internet access http://www.proxyvote.com and follow the on-screen instructions or scan the QR code with your smart phone.

•	Voting by Telephone. To vote by phone call toll free 1-800-690-6903 from any touch-telephone and follow the instructions.

•	Voting in Person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Each proposal (other than the election of directors) will be approved if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. With respect to the election of directors, the five nominees receiving the highest number of “FOR” votes will be elected. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the NASDAQ Stock Market (NASDAQ) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the annual meeting that is considered a “routine” matter under the rules and interpretations of NASDAQ.
How many votes are needed to approve each proposal?

•
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The five nominees receiving the highest number of "FOR" votes will be elected. Properly executed proxies marked "WITHHOLD" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The non-binding advisory resolution on the Company’s compensation of its named executive officers will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The amendment to the Company’s amended and restated articles of incorporation to authorize a reverse stock split of the Company’s common stock will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The ratification of the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016 will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are likely registered in more than one name or are registered in different accounts. If you vote by mail, please complete, sign and return each proxy card. Or, if you vote by Internet or telephone, vote once for each proxy card you received.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 9785 S. Monroe Street, Suite 300, Sandy, Utah 84070; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all five nominees for director and “FOR” Proposal 2, Proposal 3 and Proposal 4, in each case, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by shareholders present at the meeting in person or by proxy. As of the record date we had approximately 97,777,215 shares of common stock outstanding and entitled to vote. Thus, at least 48,768,608 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.
Persons returning executed proxy cards will be counted as present for purposes of establishing a quorum even if they abstain from voting on any or all proposals. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and broker non-votes on other proposals will not affect the presence of a quorum.

Who is paying for this proxy solicitation?
We will pay the entire cost of soliciting proxies. In addition to these mailed proxy material and the use of the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have also engaged Morrow & Co., LLC ("Morrow") to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of $5,000 plus reimbursement of expenses for their services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.
When are shareholder proposals due for next year's annual meeting?
Shareholder Proposals for Inclusion in Next Year's Proxy Statement.
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal 2017 Annual Meeting of Shareholders, shareholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 and must be received by us no later than May 14, 2016 and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for shareholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Shareholder Proposals for Presentation at Next Year's Annual Meeting.
If a shareholder wishes to present a proposal, including a director nomination, at our fiscal 2017 Annual Meeting of Shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 not less than 90 days, or June 13, 2016, nor more than 120 days, or May 14, 2016, prior to the first anniversary of the date on which we first mailed our proxy materials for the fiscal 2016 Annual Meeting, except that if the fiscal 2017 Annual Meeting date is changed by more than 30 days from the anniversary date of the fiscal 2016 Annual Meeting, such notice must be delivered not earlier than 120 days prior to the fiscal 2016 Annual Meeting date and not later than the close of business on the later of the 90th day prior to the fiscal 2016 Annual Meeting date or the 10th day following the day on which we first publicly announce the fiscal 2017 Annual Meeting date. If a shareholder fails to give timely notice of a proposal, the shareholder will not be permitted to present the proposal to the shareholders for a vote at our fiscal 2017 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at investor.lifevantage.com/sec.cfm, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY) AND “FOR” EACH OF PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY'S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following five individuals: Mr. Michael A. Beindorff, Mr. David S. Manovich, Mr. Garry Mauro, Mr. George E. Metzger and Mr. Richard Okumoto. Each of these five individuals will be standing for election at our fiscal 2016 Annual Meeting of Shareholders. Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director's death, resignation or removal.
We encourage nominees for director to attend the annual meeting. All of the nominees for election as a director at last year's annual meeting of shareholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the director nominees for election at the annual meeting:

Name	Age	Position with Company
Mr. Michael A. Beindorff	63	Director
Mr. David S. Manovich	63	Director
Mr. Garry Mauro	67	Director
Mr. George E. Metzger	68	Director
Mr. Richard Okumoto	63	Director
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than thirty years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal and President of the Far Niente Group, a management consultancy focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, a private club for luxury travel experiences, where he helped build a strong leadership team and a profitable, sustainable business. From 2002 to 2004 he served as Principal & President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President & COO and then as Chairman & Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations & Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff's broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.
MR. DAVID S. MANOVICH. Mr. Manovich has been a member of our board of directors since January 2012. In addition, from February 2015 through May 2015, Mr. Manovich served as our Executive Vice Chairman on an interim basis. Except for the period of his interim service as Executive Vice Chairman, Mr. Manovich has been and currently is an independent member of our board of directors. Following his interim service, our board of directors determined Mr. Manovich resumed being an independent member of our board of directors. Mr. Manovich has extensive experience in finance management and oversight, executive sales and marketing operations as well as distribution management and development. He currently serves as Managing Partner of D&S Investments, a private investment entity focused on portfolio management for long term capital appreciation, a position he has held since 2006. From 2001 to 2006 Mr. Manovich was retired. From 1999 to 2001, he served as Chief Operating Officer and Senior Vice President of @Road Inc., a start-up wireless data services company. From 1998 to 1999, he served as a Partner of Union Atlantic, LC, an investment and venture capital merchant banking company. From 1997 to 1998, he served as Executive Vice President at Apple Computer where he was responsible for worldwide sales and support. From 1996 to 1997, he served as Vice President of Sales for Fujitsu P.C. where he was responsible for sales and channel development for the U.S., Canada, Central and Southern America and Caribbean markets. From 1985 to 1996, he served in various positions at Apple Computer, including as Vice President of U.S. consumer division, Director of Business Markets and Country Manager for the UK/Ireland as well as Regional & District Sales Manager in the U.S. From 1983 to 1985, he served as District Manager and franchise owner of Entre Computer. He served as Controller of the Federal Home Loan Bank of Seattle in 1983. Mr. Manovich began his career at Deloitte, Haskins & Sells, where he served as a Certified Public Accountant from 1979 to 1983. Mr. Manovich received his Bachelor of Science in Business Administration with an emphasis on Marketing and Management from the University of Montana and his Masters of Business Administration with an emphasis on Finance from the University of Montana. Mr. Manovich's financial and accounting capabilities as well as his sales and marketing experience brings to our board of directors experience in executive oversight, expertise in financial modeling and insight, as well as leadership in operations.
MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008 and has served as the chairman of the board of directors since November 2013. Mr. Mauro has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state's benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land board of directors, the School Land board of directors, the Parks and Wildlife board of directors for Lease, the Texas Department of Corrections board of directors for Lease, the University board of directors for Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro's broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.
MR. GEORGE E. METZGER. Mr. Metzger has been an independent member of our board of directors since January 2012. Mr. Metzger has more than thirty years of experience in executive compensation, human resources, benefits and labor relations as well as workforce planning. In December 2007, Mr. Metzger retired from Textron Inc., a company with international operations in multiple industries. Mr. Metzger worked in various capacities while at Textron beginning in 1985, and most recently served as Vice President of Human Resources and Benefits from 2000 until December 2007. In this role he was responsible for Textron's networked integrated human resource delivery system, including account based healthcare plans, retirement plan redesign and reward structure. From 1976 to 1985, he worked for Rockwell International, most recently as Director Human Resources. He worked at Clark Equipment Company from 1969 to 1976, where he served as Director Labor Relations at the time of his departure. From June 2008 until March 2014, Mr. Metzger served on the board of directors of WorkWell Systems, Inc., a privately held physical medicine and workers' compensation solutions company. Mr. Metzger received his Bachelor of Science in Business Administration from Trine University. Mr. Metzger's extensive experience with executive compensation, labor relations and benefits brings to our board of directors experience in human resources oversight and workforce planning and development.
MR. RICHARD OKUMOTO. Mr. Okumoto has been an independent member of our board of directors since November 2012. Mr. Okumoto has over thirty years of corporate finance, operations, and strategy development experience in rapid growth technology companies in Silicon Valley. Mr. Okumoto is currently an adjunct professor in the Lucas Graduate School of Business MBA program at San Jose State University; a position he has held since 2008. He has been a principal with the consulting firm of Miller-Okumoto, Inc. since 2007. From 2008 to 2010 Mr. Okumoto was the audit committee chairman and a member of the compensation committee for Logic Vision, Inc., a publicly traded electronic design automation company. From 2007 to 2009 Mr. Okumoto was the chief financial officer of Advanced Micro-Fabrication Equipment, Inc., a global micro-fabrication equipment company. From 2003 to 2006 Mr. Okumoto was the chief financial officer of Photon Dynamics, Inc., a publicly held manufacturer of flat panel display test equipment. From 1998 to 2001 Mr. Okumoto was the chief executive officer of TMT, Inc., a manufacturer of test equipment for the global semiconductor industry, and the Vice-President and General Manager for the Analog, Linear, and RF test equipment division of the acquiring company, Credence Systems Corporation, a manufacturer of test equipment for the global semiconductor industry. From 1993 to 1998 Mr. Okumoto was the executive vice president and chief financial officer of Credence Systems Corporation. From 1990 to 1993 Mr. Okumoto was the Corporate Controller at Novellus Systems, Inc., a supplier of wafer fabrication equipment and services. From 1974 to 1990 Mr. Okumoto held finance and operations roles at such companies as: Fairchild Semiconductor Corporation, Measurex Corporation (Honeywell), Commodore Business Machines, Inc., Basys, Inc., and Digital Research Corporation. Mr. Okumoto also serves on the board of directors of Vantage Technology Corporation, a privately held micro-analytical metrology tool company. Mr. Okumoto received his Bachelor of Science in Business Administration with an emphasis in Accounting from San Jose State University and his Master of Arts in Communication and Leadership from Gonzaga University. Mr. Okumoto holds a Registered Financial Consultant designation: RFC®. Mr. Okumoto brings to our board of directors extensive business background in finance and accounting, general management, and business strategy as a public company chief financial officer and audit committee chairman, as a chief executive officer and division general manager, and practitioner and academic of business strategy.

Required Vote
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The five nominees receiving the highest number of “FOR” votes will be elected.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - ADVISORY VOTE AS TO OUR EXECUTIVE COMPENSATION
In accordance with SEC rules, we are requesting stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a “Say-On-Pay” proposal.
The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders may express their views on the design and effectiveness of our executive compensation programs by voting on this proposal. As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term shareholder value and to ensure that total compensation is fair, reasonable and competitive. Please read the “Compensation Discussion and Analysis,” the accompanying compensation tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2015 compensation of our named executive officers.
Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion in this proxy statement under the caption “Compensation Discussion and Analysis.”
This Say-On-Pay vote is advisory, and therefore not binding on our compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will consider the voting results for this proposal in making future compensation decisions. We hold such advisory votes on the compensation of our named executive officers every three years and will hold another advisory vote at our annual meeting of shareholders held in fiscal year 2019.
Required Vote
The non-binding advisory resolution will be approved by our stockholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3
APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK
Our board of directors (“Board”) has adopted and is submitting for stockholder approval an amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split at a ratio that is not less than 3:1 nor greater than 8:1, with the final ratio to be selected by our Board in its discretion following stockholder approval. Pursuant to the law of our state of incorporation, Colorado, our Board must recommend, and communicate the basis for its determination, any amendment to our Amended and Restated Articles of Incorporation, and submit the amendment to stockholders for their approval. Proposal 3 will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
The proposed amendment to our Amended and Restated Articles of Incorporation includes a range of exchange ratios for the reverse stock split because it is not possible to predict market conditions at the time the reverse split would be implemented, if applicable. If shareholders approve this proposal at the annual meeting, the Board will be authorized to implement a reverse stock split at a ratio within the range, or to abandon the reverse stock split as determined in the discretion of the Board. This authorization will remain effective until the first anniversary of the annual meeting, or, if shorter, until the Company regains compliance with the NASDAQ Capital Market (“NASDAQ”) listing requirements as further described below, including any extensions granted by NASDAQ to regain compliance, or the Company is delisted. The Board will set the ratio for the reverse stock split or abandon the reverse stock split as it determines is advisable and in the best interests of the Company considering relevant market conditions at the time the reverse stock split is to be implemented or abandoned. No further action on the part of the shareholders would be required to either effect a reverse stock split or abandon it.
The form of the proposed amendment to our Amended and Restated Articles of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A. The amendment will effect a reverse stock split of our common stock at a ratio that is not less than 3:1 nor greater than 8:1, with the final ratio to be selected by our Board in its discretion following stockholder approval. Our Board, in its discretion, may elect to effect any one (but not more than one) of the reverse split ratios within that range upon receipt of stockholder approval, or none of them if our Board determines in its discretion not to proceed with the reverse stock split. We believe that the availability of alternative reverse split ratios will provide the Company with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as: ==
•the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;
•our ability to continue our listing on NASDAQ; and
•prevailing general market and economic conditions.
To avoid the existence of fractional shares of our common stock, any fraction that results will be rounded up to the next whole number of shares of post-reverse split common stock.
As of August 31, 2015, we had approximately 97,777,215 shares of common stock issued and outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a 5:1 reverse stock split, we would have approximately 19,507,443 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board. We do not expect the reverse stock split itself to have any economic effect on our stockholders, debt holders or holders of options, restricted stock or stock units.
There are no plans, arrangements or understandings of the Company or between the Company and any other person relating to the issuance of any newly authorized shares of stock if the reverse stock split is approved by shareholders and implemented by the Board under such authority.
Purpose of the Reverse Stock Split
Our board of directors authorized the reverse split of our common stock with the primary intent of increasing the price of our common stock in order to continue to meet NASDAQ’s price criteria for continued listing. Our common stock is publicly traded and listed on NASDAQ under the symbol “LFVN.” Our Board believes that, in addition to increasing the price of our common stock, the reverse stock split would also make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and our stockholders’ best interests.
On April 1, 2015, we received a written notice from NASDAQ that the Company has not been in compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) for a period of 30 consecutive business days. NASDAQ Listing Rule 5550(a)(2) requires listed securities to maintain a minimum closing bid price of $1.00 per share, and NASDAQ Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum closing bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.
In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we are provided a compliance period of 180 calendar days from the date of the Notice, or until September 28, 2015, to regain compliance with the minimum closing bid price requirement. If we do not regain compliance during the compliance period ending September 28, 2015, we may be afforded a second 180 calendar day period to regain compliance. To qualify for the second compliance period, we must (i) meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for the NASDAQ Capital Market, with the exception of the minimum closing bid price requirement and (ii) notify NASDAQ of our intent to cure the deficiency. We can achieve compliance with the minimum closing bid price requirement if, during either compliance period, the minimum closing bid price per share of our common stock is at least $1.00 for a minimum of ten consecutive business days. We anticipate that our shares of common stock will continue to be listed and traded on the NASDAQ Capital Market during the compliance period(s).
 If we are unable to comply with NASDAQ’s continued listing standards, including its minimum closing bid price requirements, our common stock may be suspended from trading on and/or delisted from NASDAQ. The delisting of our common stock from NASDAQ is likely to reduce the trading volume and liquidity in our common stock and may lead to further decreases in the trading price of our common stock. The delisting of our common stock may also materially impair our stockholders’ ability to buy and sell shares of our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital if we required additional capital to meet our business needs. Our Board has determined that an amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split with the intent of raising the price per share of the Company’s common stock is necessary in connection with the continued listing of our common stock on NASDAQ, and is in the best interests of our stockholders.
In addition to initially creating a higher price per share, we also believe that the reverse stock split will make our common stock more attractive to a broader range of institutional investors, professional investors and other members of the investing public, many of whom have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.
Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business (including the market’s perception of and reaction to a proposal for or the implementation of a reverse stock split) may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase significantly following the reverse stock split or that the market price of our common stock will not decrease in the future. Further, because the reverse stock split will reduce the number of shares of common stock available in the public market, the trading market for, and/or overall valuation of, the common stock may be harmed, particularly if the stock price does not increase to the level necessary for continued listing on NASDAQ.
Effects of the Reverse Stock Split
General
 If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our Board. Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on NASDAQ. Following the reverse stock split, our common stock will continue to be listed on NASDAQ under the symbol “LFVN,” although it will be considered a new listing with a new CUSIP number.
Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split. If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential adverse effects are outweighed by the potential benefits of the reverse stock split.
Effectiveness of Reverse Stock Split
 The reverse stock split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of the Proposal 3 Articles of Amendment with the Colorado Secretary of State. Our Board must use one of the approved ratios or it can choose not to do a reverse stock split at all. However, the exact timing of the filing of the Proposal 3 Articles of Amendment will be determined by our Board based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders, and our Board will have discretion as to when to file the Proposal 3 Articles of Amendment with the Colorado Secretary of State. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Proposal 3 Articles of Amendment, our Board, in its sole discretion, determines that it is no longer in our Company’s best interests and the best interests of our stockholders to proceed with the reverse stock split.
Effect on the Company’s Long-Term Incentive Plans
As of June 30, 2015, we had approximately 2.1 million shares subject to outstanding awards under our 2007 Long-Term Incentive Plan (the “2007 LTIP”), under which we are no longer granting awards, and approximately 1.2 million shares subject to outstanding awards under our 2010 Long-Term Incentive Plan (the “2010 LTIP”). In the event the reverse stock split is approved, then the number and class of shares issued under the 2007 LTIP and 2010 LTIP and subject to each award, along with any exercise prices, as well as the number and class of shares available for issuance under the 2007 LTIP and 2010 LTIP, shall each be equitably and proportionately adjusted by the compensation committee of the Board.
Under our 2007 LTIP and 2010 LTIP (collectively, the “Stock Plans”), our Board or the compensation committee of our Board has sole discretion to determine the appropriate adjustment to the awards granted thereunder in the event of a stock split. Should the reverse stock split be effected, our Board has approved proportionate adjustments to the number of shares outstanding and available for issuance under our Stock Plans and proportionate adjustments to the exercise price, grant price or purchase price and other appropriate terms relating to any awards under the 2007 LTIP and 2010 LTIP. Our Board or the compensation committee of our Board will determine the treatment of fractional shares subject to stock options, unvested restricted stock and stock units under the 2007 LTIP and 2010 LTIP.
Accordingly, if the reverse stock split is approved by our stockholders, upon the filing of the Proposal 3 Articles of Amendment with the Colorado Secretary of State, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price and other appropriate terms relating to any award under the 2007 LTIP and 2010 LTIP will be proportionately adjusted using the split ratio selected by our Board (subject to the treatment of fractional shares to be determined by our Board or the compensation committee of our Board). For example, if a 5:1 reverse stock split is effected, the 4,580,923 shares that remain available for issuance under the 2010 LTIP as of June 30, 2015, would be adjusted to 916,185 shares, subject to increase as and when awards made under the 2010 LTIP expire or are forfeited and are returned per the terms of the 2010 LTIP. In addition, the exercise price per share under each stock option would be increased by 5 times, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For illustrative purposes only, an outstanding stock option for 1,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 5:1 reverse split ratio into an option exercisable for 200 shares of common stock at an exercise price of $5.00 per share. Our Board has also authorized the Company to effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical, conforming changes to the 2007 LTIP and 2010 LTIP.
Effect on Outstanding Warrants to Purchase Common Stock
As of June 30, 2015, we had outstanding warrants that are exercisable for an aggregate of 0.6 million shares of common stock. In the event the reverse stock split is approved, the number of shares issuable upon exercise and the exercise prices of such warrants will be equitably and appropriately adjusted by the Board in a manner similar to the 2010 LTIP example described above.
Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock
Currently, we are authorized to issue up to a total of 300,000,000 shares, comprising 250,000,000 shares of common stock, of which 97,777,215 shares were issued and outstanding as of August 31, 2015, and 50,000,000 shares of preferred stock, of which no shares were issued and outstanding as of August 31, 2015. We do not currently intend to reduce the number of authorized shares of our common stock or preferred stock as a result of the reverse stock split.

Effect on Par Value
The proposed amendment to our Amended and Restated Articles of Incorporation will not affect the par value of our common stock, which will remain at $0.001, or the par value of our preferred stock, which will remain at $0.001.
Reduction in Stated Capital
As a result of the reverse stock split, upon the Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.
No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Book-Entry Shares
If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e. shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through a direct registration system (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.
Exchange of Stock Certificates
If the reverse stock split is effected, stockholders holding certificated shares (i.e. shares represented by one or more physical stock certificates) will be required to exchange their Old Certificate(s) for new certificate(s) (the “New Certificate(s)”) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Stockholders of record upon the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Time, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for New Certificate(s). From and after the Effective Time, any Old Certificate(s) representing pre-split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for New Certificate(s).
YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.
As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.
Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our common stock resulting from the reverse stock split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.
Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.
No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate(s), except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.
Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Any fraction that results will be rounded up to the next whole number of shares of post-reverse stock split common stock. For example, if a shareholder holds 101 shares of common stock and the board of directors effects a 5:1 reverse stock split, that shareholder would hold 21 shares following the reverse split, rather than 20.2 shares.
No Appraisal Rights
Under the Colorado Business Corporation Act, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this Proposal 3, and we will not independently provide our stockholders with any such rights.
Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, current administrative rulings and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion only addresses U.S. Holders (as defined below) who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (or any pass-through entity for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership or member in such other pass-through entity generally will depend upon the status of the partner or member and the activities of the partnership or pass-through entity. Partnerships and other pass-through entities holding our common stock, and any person who is a partner or member of such entities should consult their own tax advisors regarding the tax consequences of the reverse stock split.
We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.
For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.
U.S. Holders
The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered, and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Non-U.S. Holders
Generally, a Non-U.S. Holder should not recognize any gain or loss upon the reverse stock split.
  Approval Required
Proposal 3 will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK.

PROPOSAL 4 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016, and has further directed that the selection of such firm be submitted to our shareholders for ratification.
Shareholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our shareholders as a matter of good corporate governance. If our shareholders do not vote on an advisory basis in favor of the ratification of the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for shareholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.
We expect representatives of EKS&H LLLP to be present at the annual meeting and they will have the opportunity to make a statement at the annual meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by EKS&H LLLP are described in the Audit Committee Report included in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016 will be approved by our shareholders if the votes cast “FOR” the proposal exceed the votes cast "AGAINST" the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF EKS&H LLLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE
Director Independence
NASDAQ Stock Market Rules, or NASDAQ Rules, require that a majority of the members of our board of directors qualify as "independent," as affirmatively determined by our board of directors. Our board of directors has determined that each of Messrs. Beindorff, Manovich, Mauro, Metzger and Okumoto is an “independent director” under NASDAQ Rules.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since November 2013. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal 2016. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors directly oversees our strategic and business risk, including geographic, product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board's leadership structure supports its role in risk oversight, with our President and Chief Executive Officer, our Chief Financial Officer, and our Chief Operating Officer responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Meetings of Our Board of Directors and Committees
During the last fiscal year, our board of directors held 15 meetings and acted by unanimous written consent once. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our board of directors on which he served (held during the periods that he served).
Committees of Our Board of Directors
Our board of directors has (1) an audit committee, (2) a nominating and corporate governance committee, (3) a compensation committee, and (4) a strategic planning committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Messrs. Beindorff, Mauro and Okumoto, with Mr. Okumoto serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under NASDAQ Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the NASDAQ Rules and that Mr. Okumoto qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Okumoto's level of knowledge and experience based on a number of factors, including his formal education, his past experience as a public company chief financial officer, and his experience reviewing and analyzing company financial statements as an investor and audit committee chair of a public company, and his other prior professional experience. The audit committee met five times during our last fiscal year.
The audit committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The audit committee was established to:

a.assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm;
b.prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
c.evaluate the performance of and assesses the qualifications and independence of our independent registered public accounting firm;
d.determine and approve the engagement of our independent registered public accounting firm;
e.determine whether to retain or terminate our existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
f.review and approve the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
g.monitor the rotation of partners of our independent registered public accounting firm on the audit engagement team as required by law;
h.confer with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
i.review and approve all related-party transactions;
j.establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
k.review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm, including reviewing disclosures under the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Messrs. Beindorff, Manovich and Metzger, with Mr. Manovich serving as chair. Our board of directors has determined that all three members of the nominating and governance committee qualify as "independent" under NASDAQ Rules. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met three times during our last fiscal year.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:
a.identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by shareholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee's qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;

b.identify and recommend for our board of directors' selection nominees for election as directors at the meeting of shareholders at which directors are to be elected;
c.recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;
d.cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;
e.cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;
f.provide minutes of meetings of the committee to our board of directors, and to report regularly to our board of directors with respect to significant actions and determinations made by the committee;
g.at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors; and
h.make recommendations to our board of directors regarding issues of management succession.
Compensation Committee; Interlocks and Insider Participation
The current members of the compensation committee are Messrs. Manovich, Metzger and Mauro, with Mr. Metzger serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. Mr. Manovich was a member of the compensation committee during fiscal 2015 until he was appointed as our interim Executive Vice Chairman on February 2, 2015. Concurrently with his appointment, he was removed from the compensation committee. Mr. Manovich remained our interim Executive Vice Chairman through May 17, 2015, and he was reappointed to the compensation committee by our board of directors on July 28, 2015. Except for Mr. Manovich’s period of service as our interim Executive Vice Chairman, none of the members of our compensation committee have at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. During our last fiscal year, the compensation committee met three times.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and independent directors.
The compensation committee has the following authority and responsibilities:
a.assist our board of directors in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans;
b.review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer's performance in light of these established goals and objectives and based upon these evaluations recommends to the independent members of our board of directors our Chief Executive Officer's annual compensation, including base salary, annual and long-term incentive compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate the compensation of the Chief Executive Officer;
c.review, approve and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers. The committee evaluates the performance of our executive officers and reviews, approves and recommends to our board of directors the annual compensation, including base salary, annual and long-term incentive compensation, for such executive officers, which is based on a proposal for such amounts submitted to the committee by our Chief Executive Officer;

d.review and approve the initial compensation, including salary, and incentive compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee shall consider the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer. The committee may approve the compensation of newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer) without further approval by our board of directors;
e.provide oversight of management's decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;
f.review and approve on an annual basis management's recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;
g.review our incentive compensation and other stock-based plans and recommend changes in such plans to our board of directors as needed. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;
h.select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;
i.except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);
j.review executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Code, and other applicable laws, rules and regulations;
k.review and approve non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
l.review and recommend to our board of directors the compensation of independent directors, including annual and long-term incentive compensation; and
m.perform any other activities consistent with its charter, our certificate of incorporation and by-laws, applicable NASDAQ Rules and any other applicable law, as the committee or our board of directors deems appropriate.
Other Committees
In addition to the committees described above, we also have a strategic planning committee. The current members of the strategic planning committee are Messrs. Beindorff, Metzger and Okumoto, with Mr. Beindorff serving as chair. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.
Director Nominations
Criteria for Board Membership
In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that at least a majority of the directors are independent under NASDAQ Rules, that members of the audit committee meet the financial literacy and sophistication requirements under NASDAQ Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the interplay of the nominee's experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our shareholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.
Shareholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by shareholders by applying the criteria for board membership described above. If a shareholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person's nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to our board of directors at our annual meeting of shareholders. Such nominations may be made only if the shareholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such shareholder and such beneficial owner. To be timely, the notice given by a shareholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year's annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year's meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director's performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual shareholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee's qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the shareholders or be appointed to fill a vacancy on our board of directors, as the case may be. Generally, our board of directors nominates for election at our annual shareholder meetings the individuals recommended by the nominating and corporate governance committee.
Shareholder Communications With the Board of Directors
Shareholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.
No Family Relationships
There are no family relationships between any of our officers and directors.

EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers as of August 31, 2015, the record date for our fiscal year 2016 Annual Meeting of Shareholders.

Name	Age	Position with Company
Mr. Darren Jensen	46	President and Chief Executive Officer
Mr. Mark Jaggi	40	Chief Financial Officer and Treasurer
Mr. Robert Urban	55	Chief Operating Officer
Mr. Justin Rose	47	Chief Sales Officer
Mr. Ryan Thompson	44	Senior Vice President of Business Development
Ms. Michelle Oborn-Virchow	34	Vice President of Human Resources
Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal.
MR. DARREN JENSEN. Mr. Jensen was appointed as our President and Chief Executive Officer in May 2015. From June 2014 to May 2015, Mr Jensen served as the President-Americas and from September 2012 to June 2014 as the Chief Sales Officer at Jeunesse Global, a privately held direct selling anti-aging and skin care company. Prior to joining Jeunesse Global, Mr. Jensen served from 2011 to June 2012 as the Chief Sales Officer of Ampegy, a privately held direct selling company in the energy industry. Prior to that, he was the Executive Vice President and Corporate General Manager at Agel Enterprises, a nutritional supplements direct selling company, where he was also a Co-Founder of the Agel Cares Foundation. From 2003 to 2005, Mr. Jensen was the Director of International Business Development at USANA Inc. Mr Jensen served as a Brand Manager at Amway Global from 1995 to 1997. Mr. Jensen began his direct selling career at Nu Skin Enterprises in Provo, where he served as an International Marketing Specialist from 1990-1995. Mr. Jensen recieved a bachelor of arts degree from Brigham Young University.
MR. MARK JAGGI. Mr. Jaggi was appointed our Chief Financial Officer and Treasurer in August 2015. From March 2012 to August 2015, Mr. Jaggi was the Executive Vice President, Treasurer and Chief Financial Officer of Twinlab Consolidated Holdings Inc., a publicly traded nutritional supplements and natural products company. Prior to joining Twinlab Consolidated Holdings Mr. Jaggi was with Summit Industries, a manufacturer and marketer of pharmaceutical and non-regulated liquid and cream solutions, as its President and Chief Executive Officer from 2009 until March 2012 and as its Chief Financial Officer from 2007 to 2009. Prior to Summit Industries, Mr. Jaggi served as Director of Finance at O’Sullivan Industries from 2005 to 2007 and held positions of increasing responsibility at Ford Motor Company from 1998 to 2005. Mr. Jaggi holds a bachelor’s degree in Finance from the University of Utah and an MBA from Duke University.
MR. ROBERT URBAN. Mr. Urban was appointed as our Chief Operating Officer in May 2012. Between May 2008 and May 2012, Mr. Urban held various positions with WorkWell Systems, Inc., a privately held physical medicine and workers' compensation solutions company, including President, Chief Executive Officer and Chief Operating Officer. From September 2006 to May 2008, Mr. Urban was Chief Operating Officer and Vice President of Engineering for Home Technologies, Inc. Mr. Urban earned a bachelor's degree in Mechanical Engineering from Gonzaga University and a master's degree in Business Administration from University of Washington.
MR. JUSTIN ROSE. Mr. Rose was appointed as our Chief Sales Officer in July 2015. From December 2010 through January 2014, Mr. Rose served as the Regional Vice President Sales and from January 2014 through June 2015 as the Senior Vice President of Sales and Field Development at Shaklee Corporation, a manufacturer and distributor of natural nutritional supplements and beauty and household products. Prior to joining Shaklee Corporation, from April 2003 through December 2010, Mr. Rose was President of North America and South Pacific at Nu Skin Enterprises and prior to that he was the General Manager - North America from 2000 to 2003. Mr. Rose was Director of Business Marketing & Director of Sales at USANA Inc. from 1999 to 2000. From 1994 to 1996, Mr. Rose was Director of Marketing and Sales at Aveda. Mr. Rose began his career as Marketing Services Manager at Nu Skin Enterprises 1989 to 1994. Mr. Rose earned a bachelor’s degree in International Relations, Business Management from Brigham Young University.
MR. RYAN THOMPSON.  Mr. Thompson has been with our company since February 2009 and currently serves as our Senior Vice President of Business Development. He was appointed our Vice President of Sales in February 2009, became Senior Vice President in August 2010 and became Senior Vice President of Business Development in March 2015.  Prior to joining our company, Mr. Thompson was a co-founder of Zrii, LLC, an international network marketing company, where he served as Vice President of Sales from March 2007 until February 2009. In 2006, he served as Vice President of Marketing for CoreVital LLC, and from 1995 through 2006 he filled various roles at direct selling companies Nu Skin Enterprises, Inc. and

Tahitian Noni International (now known as Morinda Bioactives) including National Sales Director, Director of Competitive Intelligence, and Director of Latin America Business Development. Mr. Thompson studied Psychology and holds a bachelor's degree from Brigham Young University.
MS. MICHELLE OBORN-VIRCHOW. Ms. Oborn-Virchow became our Vice President of Human Resources in July 2012, prior to which she served as our Director of Human Resources since February 2009. From May 2008 until February 2009, Ms. Oborn-Virchow was the Human Resources Manager at Zrii LLC, an international network marketing company. Ms. Oborn-Virchow earned a bachelor's degree in Political Science from the University of Utah and holds a Senior Professional in Human Resources Certification from the Human Resource Certification Institute.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers,” in fiscal 2015. We provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement and we address actions taken regarding executive compensation after the end of fiscal 2015 that could affect a fair understanding of a named executive officer's compensation during fiscal 2015.
Our named executive officers, or our NEOs, for fiscal 2015 and their principal positions are:

NEO	Position
Darren Jensen	President and Chief Executive Officer(1)
Robert M. Urban	Chief Operating Officer
Douglas C. Robinson	Former President and Chief Executive Officer(2)
David S. Manovich	Former Interim Executive Vice Chairman (3)
David S. Colbert	Former Chief Financial Officer and Treasurer(4)
Robert H. Cutler	Former General Counsel and Corporate Secretary(5)
David N. Phelps	Former Chief Sales Officer(6)
Shawn M. Talbott	Former Chief Science Officer(7)

(1)	Mr. Jensen was appointed as our President and Chief Executive Officer effective May 18, 2015.

(2)	Mr. Robinson resigned from his employment with the Company effective February 2, 2015.

(3)	Mr. Manovich served as Interim Executive Vice Chairman (the Company’s principal executive officer) from February 2, 2015 through May 17, 2015.

(4)	Mr. Colbert’s employment with the Company was terminated effective July 3, 2015.

(5)	The Company determined to eliminate the position of General Counsel as part of its executive management team, and Mr. Cutler’s employment with the Company was terminated effective May 8, 2015.

(6)	Mr. Phelps’ employment with the Company was terminated effective July 16, 2015.

(7)	Mr. Talbott resigned from his employment with the Company effective July 1, 2015.
This section is divided into three parts:

•	Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•
Part II-Compensation Components. In this part we discuss the three material components of NEO compensation -base salary, annual and long-term incentive opportunities - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2015.

•	Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs and actions taken regarding executive compensation after the end of fiscal 2015.
PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term shareholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance shareholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.

To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:
•manage the distribution of gains between our NEOs and our shareholders;
•reward company and individual performance;
•maintain an appropriate balance between base salary and annual and long-term incentive opportunities;
•be externally competitive and internally equitable; and
•give us the flexibility to attract, retain and motivate talented executives.
Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and recommend to the board of directors on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer, or CEO. The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee during which it votes upon or deliberates regarding the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and recommends to our board of directors the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Our compensation committee includes two directors who are “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under NASDAQ Rules. A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at http://investor.lifevantage.com/governance.cfm and in print upon request. Our website does not constitute part of this proxy statement.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal year 2015, the compensation committee engaged Barney & Barney as an independent compensation consultant. Specifically, Barney & Barney was engaged to review and refine our peer group of companies and assess, relative to our peer group, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees. The compensation committee had previously engaged Barney & Barney in fiscal years 2011, 2012, 2013 and 2014 to provide similar services.
The compensation committee has the exclusive right to select, retain and terminate Barney & Barney as well as to approve any fees, terms or other conditions of its compensation advisory services. Barney & Barney and its lead compensation consultant report directly to the compensation committee, but when directed to do so by the compensation committee, work cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee. The compensation committee will review Barney & Barney's performance on at least an annual basis and will determine whether to continue that relationship.
The compensation committee concluded that Barney & Barney is independent and that its work in advising the compensation committee does not raise any conflict of interest. In making such determination, the compensation committee considered, among other things, (i) the provision of other services to us by Barney & Barney; (ii) the amount of fees received by Barney & Barney from us, as a percentage of Barney & Barney's total revenue; (iii) Barney & Barney's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Barney & Barney with members of the compensation committee; (v) any of our stock owned by Barney & Barney; and (vi) any business or personal relationship of Barney & Barney with our executive officers.
CEO Recommendations
As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.
FY2015 Peer Group
Prior to the start of the fiscal year 2015, the compensation committee engaged Barney & Barney to review and refine our peer group for market assessments for fiscal year 2015 (our “FY2015 Peer Group”). Barney & Barney considered industry, company size and location as selection criteria in identifying appropriate peer companies. Our compensation committee uses the peer group to establish a framework for evaluating our NEO compensation practices. Based on recommendations made by Barney & Barney, the compensation committee approved revisions to our previously selected peer group. Our FY2015 Peer Group consists of the following companies:

Nutrisystem	Acorda Therapeutics
Aceto Corporation	Gaiam
Hi-Tech Pharmacal	The Medicines Company
Nutraceutical International	Natural Alternatives International
Depomed	Vitacost.com
Auxilium Pharmaceuticals	Omega Protein
PetMed Express	Mannatech
QuinStreet	Genomic Health
Spectrum Pharmaceuticals
At the time the compensation committee determined our FY2015 Peer Group, each peer group company had a market capitalization of $1.8 billion or less, total revenue of between $60 million and $600 million, and between 100 and 900 employees. Because of the limited number of public companies in our industry that meet our other criteria, the compensation committee selected companies in industries similar to our industry, including neutraceuticals, network marketing and life sciences. The compensation committee used data from our FY2015 Peer Group companies to help ensure that the compensation of NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the compensation of our NEOs should be set within a range of plus or minus 20% of the 50th percentile of the compensation of persons in reasonably similar positions at companies in our FY2015 Peer Group.
Prior-Year Say-on-Pay Lookback
Because we were a smaller reporting company until June 30, 2012, we were not required to and we did not submit to our shareholders a non-binding advisory vote on NEO compensation until our fiscal 2013 Annual Meeting of Shareholders held in November 2012. At that meeting, more than 70% of shareholder votes were cast in favor of approving NEO compensation for fiscal 2012. Even though the shareholder vote is purely advisory and non-binding, when designing our executive compensation program for fiscal 2014, the compensation committee considered, among other things, the fiscal 2013 voting results and the significant shareholder support of our compensation arrangements for the NEOs and determined not to make any significant changes to the design of our executive compensation program for fiscal 2015.
At our fiscal 2013 Annual Meeting of Shareholders, our shareholders also voted in favor of holding an advisory vote on the compensation of our executive officers once every three years. As such, we are holding another advisory shareholder vote on our NEO compensation at this Annual Meeting. See Proposal 2 for more information.
Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives that correlate with total shareholder return. As a result, the compensation committee believes our executive compensation program strikes a balance between providing secure compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.
PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary and annual and long-term incentives. While no specific formula is used to determine the allocation of a NEO's total annual compensation among these three components, we strive to achieve market competitive pay in each compensation component. An undergirding principle in each of the compensation components is that the compensation of our executives should correlate with their level of performance. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.
Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our Company, the executive's past compensation history, and comparisons to market data regarding compensation levels for comparable executives of other companies in our peer group.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's compensation falls within a range of plus or minus 20% of the 50th percentile of the compensation of other CEOs in our peer group. Based on such evaluation, the compensation committee recommends our CEO's compensation, including base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of the compensation committee or board of directors during which it votes on or deliberates regarding the compensation of our CEO.
Our CEO, Mr. Jensen, joined the Company in May 2015. Mr. Jensen’s salary was determined based upon a review of his base salary in his prior position and a review of the salaries of CEOs in our FY2015 Peer Group. Mr. Jensen’s initial salary is set at $550,000 and falls within a range of plus or minus 20% of the 50th percentile of base salaries of other CEOs in our FY2015 Peer Group. The total compensation paid to Mr. Jensen is consistent with our compensation philosophy.
Our former CEO, Mr. Robinson's, annual base salary was increased from $477,100 to $565,000 effective July 1, 2013. As a result of this increase, Mr. Robinson's annual base salary was at approximately the 50th percentile of the base salaries of the chief executive officers of the companies in our fiscal 2014 peer group. Based on a review of total shareholder return for the Company relative to the FY2015 Peer Group, the compensation committee determined not to change Mr. Robinson’s salary for FY2015.
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee reviews our performance evaluation process and compensation structure for our executive officers, including our NEOs. Among other things, the compensation committee compares the compensation of our executive officers against data derived from an analysis of similar executive officers in our peer group and reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officer, other than our CEO. In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our executive officers, including our NEOs other than our CEO, are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-\Compensation Committee.”
Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at the companies within our peer group and should generally be set within a range of plus or minus 20% of the 50th percentile of the base salaries of such persons.

In June 2014, the independent members of our board of directors, upon the recommendation of the compensation committee, decided not to increase the annual base salary payable to any of our NEOs, including our former CEO, for fiscal 2015.
Annual Incentive Plan
The second material component of our NEOs' compensation is the opportunity to earn cash incentives under one of our annual incentive plans. Generally, we believe annual incentives should:

•	Reward the NEOs for business and individual performance;

•	Encourage effective short-term performance while balancing long-term focus;

•	Provide a significant portion of total compensation opportunity that is at risk; and

•	Be externally competitive and internally equitable.
Effective July 1, 2014, we adopted an annual incentive plan for fiscal 2015 (the "FY2015 Incentive Plan") to provide cash incentives to our eligible employees, including our NEOs, based on achievement of specified performance goals.
FY2015 Incentive Plan
Awards under the FY2015 Incentive Plan are comprised of two parts: a corporate component and an individual component. The corporate component is based on corporate financial performance, specifically the Company’s diluted income per share for the fiscal year. The individual component is based on individual performance relative to individual goals set by the individual NEO and our CEO, or, in the case of our CEO, by the independent members of the board. The relative weight assigned to the corporate and individual components is 70% and 30%, respectively. The actual amount of the annual incentive plan payment with respect to the two components could vary depending upon the percentage of the respective goals that are achieved. For fiscal 2015, the target bonus amount for Mr. Robinson prior to his resignation was 72% of his annual base salary and the target bonus amount for our other eligible NEOs was 50% of their respective annual base salaries. Additionally, the maximum bonus amount for each of our eligible NEOs for fiscal 2015 was equal to their target bonus amount (that is, there was no over-achievement component of the FY 2015 Incentive Plan). Pursuant to the employment agreement that he entered into in connection with the commencement of his employment, Mr. Jensen was not eligible for an award under the FY2015 Incentive Plan.
In fiscal 2015, our NEOs were not eligible to receive any payment under either the corporate component or the individual component of the FY2015 Incentive Plan unless our diluted income per share for fiscal 2015 was at least $0.15. We did not meet that threshold and, as a result, none of our NEOs that were employed by us as of the end of fiscal 2015 earned a cash incentive for fiscal 2015.
Long-Term Incentive Plan
The third material component of our NEOs' compensation includes awards granted under our 2010 Long-Term Incentive Plan, or 2010 LTIP. Historically, we have not granted LTIP awards as compensation for past performance, but instead we believe that LTIP awards should:

•	align NEO's incentives directly with shareholder value;

•	encourage performance that increases long-term shareholder return;

•	serve as a retention tool; and

•	give NEOs a meaningful equity stake in our business.
The 2010 LTIP awards granted to our NEOs have historically been either stock options or restricted stock awards, in each case subject to time-based vesting. In January 2015, our board of directors granted performance-based restricted stock units (“RSUs”) to our NEOs under the 2010 LTIP for the calendar 2015 - calendar 2018 performance cycle. Vesting of the RSUs will be determined based upon total shareholder return metrics unique to each vesting year based on total shareholder return (“TSR”) determined on an absolute and relative basis over each year of the three-year performance period. The percentage of RSUs that can become vested for each one-year performance period ranges from 0% to 200% of the at-target number of RSUs, based upon achievement of TSR metrics. The vesting for 50% of the target RSUs is based upon the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values and the vesting for the other 50% of the target RSUs is based upon a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund TSR for the performance period. Our 2010 LTIP allows for the grant of other types of equity awards as well, and in the future we may grant other types of equity awards to our NEOs that are consistent with the terms of the 2010 LTIP.
The compensation committee approves all 2010 LTIP awards to our employees, except for 2010 LTIP awards to our executive officers, including our NEOs. 2010 LTIP awards to our executive officers, including our NEOs, are made by our board of directors after considering recommendations made by the compensation committee.
Our NEOs received 2010 LTIP awards in fiscal year 2015 as detailed in the “Grants of Plan-Based Awards” table. In the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, we report the actual grant date value and terms of the awards granted in fiscal 2015 to each NEO.
The compensation committee determines the number of shares of stock subject to 2010 LTIP awards granted to a newly-hired executive officer, other than a newly-hired CEO, based on such factors as his or her level of responsibility, experience and capabilities and the current market practices. See “-Base Salary.”
Other Components
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs. We pay for basic coverage under each of these benefit plans and any premium in excess of the basic coverage is paid by the employee. We also provide wealth accumulation benefits to eligible employees, including our NEOs, in the form of a 401(k) savings plan. These benefit programs are offered on the same basis to all employees, including our NEOs.
PART III. OTHER MATTERS
Employment Agreement
We currently have employment agreements with each of Messrs. Jensen and Urban. Until their employment with us terminated, we had an employment agreement with each of Messrs. Robinson, Colbert, Talbott, Phelps and Cutler. We did not have a written agreement with Mr. Manovich with respect to his service as Interim Executive Vice Chairman. Below is a summary of the material terms of the employment agreements we have in place with each of Messrs. Jensen and Urban as of June 30, 2015 and the material terms of the severance arrangements entered into with each of Messrs. Robinson, Cutler, Phelps and Colbert as of such date. Mr. Talbott resigned from the Company effective July 1, 2015, and was not entitled to and did not receive any severance benefits.
Darren Jensen
On April 26, 2015, we entered into an employment agreement with Mr. Jensen pursuant to which he was appointed as our President and Chief Executive Officer effective May 18, 2015. Mr. Jensen’s employment agreement will expire on the 90th day following the close of the first fiscal year in which the Company’s net revenue exceeds $500 million, unless earlier terminated in accordance with the terms of the employment agreement or extended by mutual agreement of the parties.
Base Salary. Pursuant to Mr. Jensen’s employment agreement, we agreed to pay Mr. Jensen an initial annual base salary of $550,000.
Bonus Awards; Annual Incentives. Mr. Jensen’s target bonus percentage will be 82% of his annual base salary and his maximum bonus percentage will be 150% of his annual base salary. On May 18, 2015, we paid Mr. Jensen a signing bonus in the amount of $451,000, which will be subject to forfeiture in full to the Company if, during his first year of employment, his employment with the Company is either terminated for cause or if he voluntarily terminates his employment other than for good reason. For the Company’s fiscal year ending June 30, 2016 (“FY 2016”), Mr. Jensen’s signing bonus will replace his at-target bonus and he will be eligible to receive an additional bonus award under the Company’s annual incentive plan only to the extent that performance under the annual incentive plan exceeds the relevant “Target” performance objectives. In such event, he will be eligible to receive an additional bonus award under the annual incentive plan only for performance in excess of “Target” performance objectives in an amount greater than 82% of his annual base salary and equal to or less than 150% of his annual base salary, minus $451,000.
Beginning with FY 2016 and ending at the end of the fiscal year during which the Company first achieves annual net revenue of at least $500 million, Mr. Jensen will be eligible to earn the following additional amounts:

•
An annual incentive payment for incremental annual revenue from sales of Protandim over prior year revenue for such product in an amount equal to 3% of the positive difference between total net revenue from sales of Protandim for the most recently completed fiscal year and Baseline Revenue (as defined below); and

•
An annual incentive payment for incremental annual revenue from sales of TrueScience Skin Care Regimen products over prior year revenue for such products in an amount equal to 2% of the positive difference between total net revenue from sales of TrueScience Skin Care Regimen for the most recently completed fiscal year and Baseline Revenue.

Under Mr. Jensen’s employment agreement, “Baseline Revenue” is defined as net revenue derived from sales of each of Protandim and TrueScience Skin Care Regimen for the Company’s most recently completed fiscal year. If the Company’s overall gross profit margin for a completed fiscal year falls below the overall gross profit margin for the prior fiscal year, then the annual incentive payments described above relating to such fiscal year shall be reduced by twenty-five percent (25%) for each ten percent (10%) reduction in overall gross profit margin (with straight line interpolation applied to any decline in overall gross margin of other than ten percent (10%)).
Beginning with the Company’s fiscal year ending June 30, 2017 and ending at the end of the fiscal year during which the Company first achieves annual net revenue of at least $500 million, Mr. Jensen will be eligible to earn the following additional amounts:

•	a one-time cash bonus of $300,000 when the Company’s annual net revenue exceeds $300 million;

•	a one-time cash bonus of $400,000 when the Company’s annual net revenue exceeds $400 million; and

•	a one-time cash bonus of $500,000 when the Company’s annual net revenue exceeds $500 million (each of $300 million, $400 million and $500 million, a “Revenue Milestone”).
If two (or more) annual Revenue Milestones are first achieved during a single fiscal year, Mr. Jensen will be paid the sum of the bonus amounts that relate to each Revenue Milestone achieved during such year. If, following achievement of a Revenue Milestone, the Company’s annual revenue for a subsequent fiscal year is less than the previously achieved Revenue Milestone, the next Revenue Milestone is voided and no bonus will be paid for achievement of such next Revenue Milestone.
Equity Awards. On May 18, 2015, Mr. Jensen was awarded a restricted stock award under the 2010 LTIP for 1,000,000 shares of the Company’s common stock (the “Common Stock”). The restricted stock award will vest in full on the third anniversary of his employment start date, subject to his continued employment through such date. Subject to approval of our board of directors, on or about January 2016 and when granted to other Company executive officers, Mr. Jensen will be eligible to receive performance-based restricted stock units (“RSUs”) under the 2010 LTIP for the calendar 2016 - calendar 2019 performance cycle. The at-target number of RSUs will cover 125,000 shares of Common Stock per calendar year, for a total of 375,000 shares of Common Stock over three calendar years. Vesting of the RSUs will be determined based upon total shareholder return metrics unique to each vesting year based on total shareholder return determined on an absolute and relative basis over each year of the three-year performance period. The percentage of RSUs that can become vested for each one-year performance period ranges from 0% to 200% of the at-target number of RSUs, based upon achievement of total shareholder return metrics.
Reimbursement of Expenses. The Company agreed to pay Mr. Jensen’s expenses to relocate his household and family from the Orlando, Florida area to the Salt Lake City, Utah area. In addition, the Company offered to and is currently managing the sale of Mr. Jensen’s home in Orlando, Florida via participation in the SIRVA RiskGuard AVX program; provided, that if Mr. Jensen rejects the SIRVA offer to purchase his home, then the Company shall instead pay to Mr. Jensen a lump-sum relocation housing benefit in an after-tax amount of $75,000 and Mr. Jensen shall be solely responsible for selling his home and for all related costs and risk. While the employment agreement remains in effect, the Company will also pay up to $20,000 annually to cover costs incurred by Mr. Jensen for professional assistance with respect to personal financial and tax planning and compliance.
Severance. Mr. Jensen's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Jensen voluntarily terminates his employment, if we terminate Mr. Jensen's employment for “cause” or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive payment or benefits from us covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”

If we terminate Mr. Jensen's employment without “cause” or if he resigns for “good reason,” which includes customary triggers and is also triggered if the Company is delisted from NASDAQ during the first year of his employment, he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Jensen executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to six (6) months of his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over a 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of such severance payments) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a change in control, Mr. Jensen's employment terminates without cause or if Mr. Jensen resigns for good reason, then we will pay Mr. Jensen severance payments equal to 12 months of his annual base salary, paid as described in the paragraph above, and unless otherwise provided in the applicable option agreement or award agreement, all restricted stock awards and other equity-based awards granted to Mr. Jensen will be entitled to receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones as of the date of the change in control, the performance period with respect to all performance-based RSUs shall be deemed to have ended as of the date of the change in control, and the performance over such shortened performance period shall be measured as of such date.
Robert M. Urban
On May 23, 2012, we entered into an employment agreement with Mr. Urban pursuant to which he was appointed our Chief Operating Officer effective May 29, 2012.
Base Salary. Pursuant to Mr. Urban's employment agreement, we agreed to pay Mr. Urban an annual base salary of $345,000. Our board of directors, based on the recommendation of the compensation committee and our CEO, approved an increase to Mr. Urban's annual base salary from $345,000 to $370,000 effective July 1, 2013. Mr. Urban’s salary remained the same for fiscal 2015.
Stock Options and Equity Awards. Mr. Urban's employment agreement also provided for the grant of an option to purchase 150,000 shares of our common stock and a restricted stock award of 14,500 shares of our common stock. Both the options and restricted stock award were granted on May 29, 2012, the date Mr. Urban commenced employment. The option vested as to 25% of the shares one year from the grant date, May 29, 2013, and vests as to the remaining 75% in 36 substantially equal monthly installments over the following three years. The restricted stock award vests as to 3,625 shares upon each of the first four year anniversaries of the grant date, the first of which was May 29, 2013. Vesting of both the option and the restricted stock award are subject to Mr. Urban providing services to us through the applicable vesting date. Both the option and the restricted stock grant will be subject to the terms of our 2010 LTIP.
Annual Incentives. Mr. Urban is eligible for an annual cash performance incentive bonus based on the achievement of performance objectives that were determined by our CEO. See “PART II. OTHER MATTERS-Annual Incentive Plan.”
Severance. Mr. Urban's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If Mr. Urban voluntarily terminates his employment, if we terminate Mr. Urban's employment for “cause” or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive the Accrued Pay from us, which is generally defined in the same manner as described above for Mr. Jensen's employment agreement.
If we terminate Mr. Urban's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against our company and a covenant not to sue our company. So long as Mr. Urban executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a change in control, Mr. Urban's employment terminates for any reason other than for cause, disability, death, presumed death or voluntary termination without “good reason,” or if Mr. Urban resigns for good reason, then we will pay Mr. Urban the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Urban will immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he will be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
David S. Manovich
Mr. Manovich served as our Interim Executive Vice Chairman from February 2, 2015 through May 17, 2015. On February 2, 2015, the independent members of the board of directors approved the material terms of Mr. Manovich’s compensation arrangement as Interim Executive Vice Chairman, which included (i) cash compensation of $30,000 per month; (ii) a grant of 50,000 shares of restricted stock that will vest in full on the first anniversary of the date of grant, subject to continued service with the Company; and (iii) reimbursing Mr. Manovich for his reasonable and customary expenses associated with establishing a temporary residency in Utah, including his expenses associated with commuting to Utah from his primary residence. Following completion of his service as our Interim Executive Vice Chairman, the independent members of our board of directors approved that Mr. Manovich receive aggregate cash compensation for his service as Interim Executive Vice Chairman equal to $180,000, inclusive of cash compensation previously paid. During his service as Interim Executive Vice Chairman, Mr. Manovich continued to serve on the Company's board of directors but he did not receive compensation for his role as a director while serving as the Company's Interim Executive Vice Chairman. Mr. Manovich did not serve on any of the board of director committees while serving as Interim Executive Vice Chairman.
Douglas C. Robinson
On February 2, 2015, following mutual agreement with our board, Mr. Robinson resigned from his role as President, Chief Executive Officer and Director effective immediately. On February 13, 2015, Mr. Robinson entered into a separation agreement with the Company, which became effective February 13, 2015. The separation agreement contains provisions relating to, among other things, confidentiality, non-disparagement, return of company property, and a general release of claims in favor of the Company. Pursuant to the separation agreement, Mr. Robinson is eligible to receive severance in the aggregate amount of $565,000, the amount of his base salary as of the date his employment terminated, and which will be paid over the twelve month period following the date his employment terminated. The severance agreement also provided that Mr. Robinson would provide consulting services to the Company on an as needed basis for up to six months following the date his employment terminated.
David S. Colbert
On July 2, 2015, we terminated the employment of Mr. Colbert. Pursuant to Mr. Colbert’s employment agreement, effective August 1, 2012, Mr. Colbert is eligible to receive severance in the aggregate amount of $325,000, the amount of his annual base salary as of his termination date, and which will be paid over the twelve month period following the date his employment terminated; provided, however, that as a condition to receiving and continuing to receive the severance payments, (i) Mr. Colbert must not revoke the separation agreement he entered into with us effective July 2, 2015, which includes, among other things, a release of all claims against the Company and a covenant not to sue and (ii) Mr. Colbert must remain in full compliance with such separation agreement.
Shawn M. Talbott
Mr. Talbott resigned from his position as our Chief Science Officer on July 1, 2015. Pursuant to the terms of his employment agreement effective July 6, 2013, Mr. Talbott was not entitled to and did not receive any severance payments in connection with his resignation. Mr. Talbott did not enter into a separation agreement with the Company.
David N. Phelps
On July 16, 2015, we terminated the employment of Mr. Phelps. Pursuant to Mr. Phelps’ employment agreement, dated November 14, 2013, Mr. Phelps is eligible to receive severance in the aggregate amount of $352,000, the amount of his annual base salary as of his termination date, and which will be paid over the twelve month period following the date his employment terminated; provided, however, that as a condition to receiving and continuing to receive the severance payments, (i) Mr. Phelps must not revoke the separation agreement he entered into with us effective July 16, 2015, which includes, among other things, a release of all claims against the Company and a covenant not to sue and (ii) Mr. Phelps must remain in full compliance with such separation agreement.

Robert H. Cutler
On May 5, 2015, we determined to eliminate the position of General Counsel as part of our executive management team. In connection with that determination, the employment of Mr. Cutler was terminated effective May 8, 2015. Pursuant to Mr. Cutler’s employment agreement, dated March 21, 2012, Mr. Cutler is eligible to receive severance in the aggregate amount of $352,000, the amount of his annual base salary as of his termination date, and which will be paid over the 12 month period following the date his employment terminated; provided, however, that as a condition to receiving and continuing to receive the severance payments, (i) Mr. Cutler must not revoke the separation agreement he entered into with us effective May 8, 2015, which includes, among other things, a release of all claims against the Company and a covenant not to sue and (ii) Mr. Cutler must remain in full compliance with such separation agreement.
Severance or Change-in-Control Agreements
Messrs. Jensen and Urban are, and Messrs. Robinson, Colbert, Talbott, Phelps and Cutler were prior to their termination of employment, eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements. Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We have not historically taken into account any amounts that may be received by a NEO following termination of employment when establishing current compensation levels. We describe the contractually-provided severance benefits under the terms of their respective employment agreements in the “Potential Payments Upon Termination or Change-in-Control” table.
The contractually-provided severance benefits under the terms of their respective employment agreements are intended to provide compensation to the applicable NEO while he or she searches for new employment after his or her employment with us is terminated without cause or for good reason. We believe that providing severance protection for these NEOs upon their termination of employment under these circumstances is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. The agreements governing the 2010 LTIP awards granted to our NEOs also generally provide for some or all of the unvested options to vest immediately when certain events occur, including a change in control, described below under “SUMMARY COMPENSATION TABLE-2010 Long-Term Incentive Plan.” For further details of the potential amounts that a NEO may receive in connection with a change-in-control transaction see the “Potential Payments Upon Termination or Change-in-Control” table.
Equity Ownership Policy
Our equity ownership policy requires certain of our executive officers, including our NEOs, to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our Chief Executive Officer to hold a number of shares of our common stock having a value equal to or greater than six times his annual base salary, (ii) each of our officers who has been designated by our board of directors as an “officer” within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, to hold a number of shares of our common stock having a value equal to or greater than three times his or her annual base salary, and (iii) any other executive officer designated by our CEO to be subject to the equity ownership policy to hold a number of shares of our common stock having a value equal to or greater than two times his or her annual base salary. Such ownership targets will be measured each year on the date of our board of directors meeting held on the date of, or next following the date of, our annual meeting of shareholders. Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Until such time as each employee subject to our equity ownership policy obtains the ownership targets, such employee is required to retain direct ownership of at least fifty percent of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. If an employee subject to our equity ownership policy does not achieve his or her ownership target as of the end of his or her buy-in period, then he or she is required to retain direct ownership of all of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards until his or her ownership target is achieved. The compensation committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.
Tax and Accounting Considerations
In fiscal 2015, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.
Fiscal 2016 Compensation Decisions
FY2016 Annual Incentive Plan

In July 2015, upon the recommendation of our compensation committee, our board of directors adopted an annual incentive plan for fiscal 2016 (the “FY2016 Annual Incentive Plan”). Our two NEOs who remain current employees of the Company are eligible to participate in the FY2016 Annual Incentive Plan. They will receive bonuses if we meet certain corporate goals related to revenue and our earnings per share. Unlike our Fiscal 2015 Incentive Plan, there are separate target and maximum bonus amounts for our eligible NEOs.
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal year ended June 30, 2015, and for the fiscal years ended June 30, 2014 and 2013. However, information for fiscal 2014 and 2013 is not provided if a NEO first became a NEO for fiscal 2015 and information for fiscal 2013 is not provided if a NEO first became a NEO for fiscal 2014. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Darren J. Jensen, President	2015	68,750		451,000	(3)	630,000		2,414	(4)	1,152,164
and Chief Executive Officer (2)
Robert M. Urban, Chief	2015	370,000		—		308,000		—		678,000
Operating Officer	2014	370,000		—		—		—		370,000
	2013	346,042		—		587,520		—		933,562
Douglas C. Robinson,	2015	310,388		—		616,000		258,958	(6)	1,185,346
Former President and Chief	2014	565,000		—		—		—		565,000
Executive Officer (5)	2013	480,763		33,750	(7)	734,400		—		1,248,913
David S. Manovich, Former	2015	185,000	(9)			95,750	(10)	13,194	(11)	293,944
Interim Executive Vice
Chairman (8)
David S. Colbert, Former Chief	2015	325,000		—		308,000		—		633,000
Financial Officer (12)	2014	325,000		—		—		—		325,000
	2013	273,067		—		577,140		—		850,207
Robert H. Cutler, Former	2015	301,456		—		308,000		58,667	(14)	668,123
General Counsel and Secretary	2014	352,000		—		—		—		352,000
(13)	2013	309,241		—		763,450		—		1,072,691
David N. Phelps, Former Chief	2015	325,000		—		308,000		—		633,000
Sales Officer (15)
Shawn Talbott, Former Chief	2015	360,000		—		308,000		—		668,000
Science Officer (16)

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the NEO in the applicable fiscal year under our 2010 LTIP and computed in accordance with FASB ASC Topic 718. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on September 1, 2015 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards. Each NEO other than Messrs. Jensen and Manovich was granted performance-based RSUs (“PRSUs”) on January 2, 2015, the vesting of which is tied to the Company’s total stockholder return (“TSR”) during each of three consecutive annual performance periods, as described in greater detail in “Compensation Discussion and Analysis -Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan” above. In accordance with SEC rules, the grant date fair value of an award that is subject to performance conditions is based on the probable outcome of the performance condition.

(2)	Mr. Jensen was hired as our President and CEO in May 2015.

(3)
Reflects a signing bonus paid to Mr. Jensen in connection with the commencement of his employment which is subject to forfeiture in full if, during the first year of his employment, his employment with the Company is either terminated for cause or if he voluntarily terminates his employment for other than good reason.

(4)	Includes temporary living expenses paid by the Company.

(5)
Mr. Robinson resigned from the Company effective February 2, 2015. Mr. Robinson was also a member of our board of directors until his resignation, but did not receive additional compensation for his service in such capacity.

(6)	Represents severance payments made pursuant to Mr. Robinson’s separation agreement.

(7)	Represents a transition bonus paid to Mr. Robinson for his continuous employment through October 1, 2012.

(8)	Mr. Manovich’s employment as our interim Executive Vice Chairman began on February 2, 2015 and ended on May 17, 2015.

(9)	Includes compensation that Mr. Manovich received as a non-employee director in 2015 prior to February 2, 2015.

(10)
Includes $32,750 in grant date fair value for 25,000 shares of restricted stock awarded to Mr. Manovich while he was serving as a non-employee director. As further described in Footnote 6 to the Grants of Plan-Based Awards table, Mr. Manovich voluntarily relinquished and waived all rights to these shares of restricted stock in March 2015.

(11)	Includes temporary living and commuting expenses paid by the Company.

(12)	Mr. Colbert’s employment with the Company was terminated effective July 3, 2015.

(13)	Mr. Cutler’s employment with the Company was terminated effective May 8, 2015. Other compensation includes amounts paid as severance.

(14)	Represents severance payments made pursuant to Mr. Cutler’s separation agreement.

(15)	Mr. Phelps’s employment with the Company was terminated effective July 16, 2015.

(16)	Mr. Talbott resigned from the Company effective July 1, 2015.
GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning the grants of non-equity incentive and equity incentive plan awards to our NEOs in fiscal 2015. Non-equity incentive plan awards are provided under our fiscal 2015 annual incentive plan, or AIP. Our company did not meet the performance targets required for awards to be paid under our fiscal 2015 annual incentive plan and, as a result, none of our NEOs earned or were paid an award under our fiscal 2015 annual incentive plan. Equity incentive awards are provided under our 2010 Long-Term Incentive Plan, or 2010 LTIP. These non-equity and equity incentive plan awards are also described in “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan.” Messrs. Jensen and Manovich were not eligible for awards under our fiscal 2015 annual incentive plan.

Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)		All Other Stock Awards: Number of Shares Or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Target (#)	Maximum (#)
Darren Jensen	RSA	5/18/2015	—	—	—	—	1,000,000	630,000
Robert M. Urban	AIP	N/A	55,500	185,000	—	—	—	—
	PRSU	1/2/2015	—	—	200,000	400,000	—	308,000
Douglas C. Robinson	AIP	N/A	127,125	423,750	—	—	—	—
	PRSU	1/2/2015	—	—	400,000	800,000	—	616,000
David S. Manovich	RSA	11/19/2014	—	—	—	—	25,000(6)	32,750
	RSA	2/2/2015	—	—	—	—	50,000	63,000
David S. Colbert	AIP	N/A	48,750	162,500	—	—	—	—
	PRSU	1/2/2015	—	—	200,000	400,000	—	308,000
Robert H. Cutler	AIP	N/A	52,800	176,000	—	—	—	—
	PRSU	1/2/2015	—	—	200,000	400,000	—	308,000
David N. Phelps	AIP	N/A	48,750	162,500	—	—	—	—
	PRSU	1/2/2015	—	—	200,000	400,000	—	308,000
Shawn Talbott	AIP	N/A	43,200	144,000	—	—	—	—
	PRSU	1/2/2015	—	—	200,000	400,000	—	308,000

(1)
“AIP” denotes that the award was made pursuant to our fiscal 2015 annual incentive plan. “RSA” denotes an award of restricted stock that was made pursuant to our 2010 LTIP. “PRSU” denotes a performance-based restricted stock unit award that was made pursuant to our 2010 LTIP.

(2)
The annual incentive plan is an annual incentive plan that pays a cash award for performance and is paid within four months of the end of the performance year. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” for a detailed description of annual incentive plan awards. The amounts reported in the Threshold column reflect the potential payout if the Company’s diluted income per share for the fiscal year was at the minimum level required to receive a cash bonus. The amounts reported in the Target column reflect the maximum potential payout if the Company’s diluted income per share for the fiscal year was at the goal performance level and is based on a percentage of the NEO’s base salary set prior to the beginning of the fiscal year. None of our NEOs actually received an award under our annual incentive plan for fiscal 2015.

(3)
Each NEO other than Messrs. Jensen and Manovich was granted PRSUs under the 2010 LTIP. Vesting for the PRSUs is subject to continued service and the Company’s TSR, with one-third of the PRSUs eligible to vest for each of calendar years 2015, 2016 and 2017. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund. The number of PRSUs eligible to vest in any performance period is 0% to 200% of the target for such calendar year. The number of PRSUs shown in the target column represents the number of PRSUs that will vest if achievement is at 100% for each of the three performance periods, and the maximum reflects achievement at 200%. No threshold is applicable to the PRSUs.

(4)
Messrs. Jensen and Manovich were granted restricted stock under our 2010 LTIP. See our “Compensation Discussion and Analysis -Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan” above and also the Outstanding Equity Awards table below for a description of restricted stock awards under our 2010 LTIP.

(5)
We calculate the grant date fair value of each award in accordance with FASB ASC Topic 718 and as described in Footnote 1 to the “Summary Compensation Table,” above. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance condition.

(6)
Granted to Mr. Manovich in connection with this service as a non-employee director. As further described below in “Director Compensation,” in March 2015, each of our non-employee directors, including Mr. Manovich, voluntarily relinquished and waived all rights to such restricted stock awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning each unexercised option and all restricted stock and performance-based restricted stock units (“PRSUs”) held by our NEOs as of June 30, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Darren Jensen	—	—	—	—	1,000,000(3)	530,000	—	—
Robert M. Urban	115,625	34,375	3.19	5/29/2022(4)	—	—	—	—
	—	—	—	—	3,625(5)	1,921	—	—
	—	—	—	—	128,000(6)	67,840	—	—
	—	—	—	—	—	—	200,000(7)	106,000
David S. Manovich	100,000	—	1.33	1/10/2022(8)	—	—	—	—
	—	—	—	—	50,000(9)	26,500	—	—
David S. Colbert	—	—	—	—	41,000(10)	21,730	—	—
	—	—	—	—	70,000(6)	37,100	—	—
	—	—	—	—	—	—	200,000(7)	106,000
Robert H. Cutler	121,875	—	2.87	8/6/2015(11)	—	—	—	—
David N. Phelps	—	—	—	—	37,500(12)	19,875	—	—
	—	—	—	—	—	—	200,000(7)	106,000
Shawn Talbott	—	—	—	—	37,500(13)	—	—	—
	—	—	—	—	—	—	200,000(7)	106,000

(1)
Computed in accordance with SEC rules as the number of unvested RSAs multiplied by the closing market price of our common stock at the end of the 2015 fiscal year, which was $0.53 on June 30, 2015 (the last business day of the 2015 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our common stock.

(2)
Computed in accordance with SEC rules as the number of unvested PRSUs multiplied by the closing market price of our common stock at the end of the 2015 fiscal year, which was $0.53 on June 30, 2015 (the last business day of the 2015 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the performance milestones related thereto are achieved and the future performance of our common stock.

(3)
These shares of restricted stock were granted on May 18, 2015 and vest in full on the third anniversary of Mr. Jensen’s commencement of employment with the Company, assuming continuous employment with the Company through such date.

(4)
This option was granted on May 29, 2012. One-fourth of the shares subject to this option vested on May 29, 2013, and the remaining shares vest in 36 equal monthly installments on the 29th day of each month assuming continuous employment with the Company.

(5)	These shares of restricted stock were granted on May 29, 2012 and vest in four equal annual installments beginning on May 29, 2013 assuming continuous employment with the Company.

(6)	These shares of restricted stock were granted on June 24, 2013 and vest in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company.

(7)
The PSUs were granted to Messrs. Urban, Colbert, Talbott and Phelps on January 2, 2015 under the 2010 LTIP. Vesting for the PRSUs is subject to continued service and the Company’s TSR, with one-third of the PRSUs eligible to vest for each of calendar years 2015, 2016 and 2017. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund. The number of PRSUs eligible to vest in any performance period is 0% to 200% of the target for such calendar year. The number of PRSUs in the table reflects performance at the target level.

(8)
This option was granted on January 10, 2012 as compensation for Mr. Manovich’s service as a non-employee director. It vested in twelve equal monthly installments beginning on the date of grant and was fully vested on the date of our 2013 annual meeting of stockholders.

(9)	These shares of restricted stock were granted on February 4, 2015 and vest in full on the first anniversary of the date of grant, assuming continuous service with the Company.

(10)	These shares of restricted stock were granted on August 1, 2012 and vest in four equal annual installments beginning on August 1, 2013 assuming continuous employment with the Company.

(11)
This option was granted on March 15, 2012. One-fourth of the shares subject to this option vested on January 24, 2013, and the remaining shares vested in 36 equal monthly installments on the 24th day of each month until Mr. Cutler’s termination of employment on May 8, 2015.

(12)	These shares of restricted stock were granted on November 18, 2013 and vest in four equal annual installments beginning on November 19, 2014 assuming continuous employment with the Company.

(13)	These shares of restricted stock were granted on January 1, 2014 and vest in four equal annual installments beginning on January 1, 2015 assuming continuous employment with the Company.
2010 Long-Term Incentive Plan
In 2010, we adopted our 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our shareholders in November 2010. The 2010 LTIP replaced the 2007 Long-Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,400,000 to 6,900,000. Our shareholders approved that amendment in January 2012. Unless terminated earlier, our 2010 LTIP will terminate on September 26, 2020.
In August 2014, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,600,000 to 10,500,000, which was approved by our shareholders in November 2014.
A maximum of 10,500,000 shares of common stock could be issued under the 2010 LTIP in connection with the grant of awards. Awards have been granted pursuant to the 2010 LTIP and are outstanding to various employees, officers and directors, at prices between $0.63 and $3.53 per share, vesting over one- to four-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2010 LTIP upon expiration of the award. As of June 30, 2015, there were awards outstanding, net of awards expired, for the purchase in aggregate of 3,698,736 shares of our common stock. As of June 30, 2015, there were 4,580,923 shares available for issuance under the 2010 LTIP.
2007 Long-Term Incentive Plan
We previously adopted and our shareholders approved the 2007 Long-Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006, to provide incentives to certain of our employees, officers, directors and consultants who contribute to our strategic and long-term performance objectives and growth. A maximum of 10,000,000 shares of common stock could be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $0.21 and $1.50 per share, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2015, there were awards outstanding, net of awards expired, for the purchase in aggregate of 2,079,301 shares of our common stock. As of June 30, 2015, there were 33,269 shares available for issuance under the 2007 LTIP.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each of our NEOs upon exercise of stock options and the vesting of restricted stock awards, in each case during the fiscal year ended June 30, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Darren Jensen	—	—	—	—
Robert M. Urban	—	—	67,625	36,983
Douglas C. Robinson	53,301	2,665	—	—
David S. Manovich	—	—	25,000	32,750
David S. Colbert	—	—	55,500	46,370
Robert H. Cutler	—	—	59,207	72,233
David N. Phelps	—	—	12,500	16,125
Shawn M. Talbott	—	—	12,500	16,250

(1)
Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the stock options.

(2)	Value realized upon vesting of stock awards was determined by multiplying the number of shares of restricted stock that vested by the fair market value of our common stock on the vesting date.
PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As of June 30, 2015, Messrs. Jensen and Urban are eligible to receive, and Messrs. Colbert, Phelps and Talbott were eligible to receive, contractually-provided severance benefits under the terms of their respective employment agreements. Messrs. Robinson and Cutler would not have been entitled to benefits on June 30, 2015, as a result of their departures from the Company prior to such date. Mr. Manovich was not entitled to such benefits in connection with his service as Interim Executive Vice Chairman. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.
Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
The table below provides estimates for compensation payable to each of our NEOs, other than Messrs. Robinson and Cutler, under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	Executive's rate of base salary as of June 30, 2015;

•	Cash out of all stock options (whose vesting is accelerated) at their then intrinsic value as of June 30, 2015;

•	Cash severance as provided under the executive's employment agreement in effect as of June 30, 2015;

•	Change in control occurring on June 30, 2015;

•	Termination of executive's employment occurring on June 30, 2015;

•	A price per share of $0.53 which was the closing price of our common stock on June 30, 2015, the final trading day of fiscal 2015; and

•	The executives' employment agreements that were in effect as of June 30, 2015 were utilized.
Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination within 12 months after a change in control ($)(2)(3)
Darren Jensen
Base salary continuation	275,000	550,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of equity awards	—	530,000
Total	275,000	1,080,000
Robert M. Urban
Base salary continuation	370,000	370,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of equity awards	—	69,761
Total	370,000	439,761
David S. Colbert
Base salary continuation	325,000	325,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of equity awards	—	58,830
Total	325,000	383,830
David Phelps
Base salary continuation	325,000	325,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of equity awards	—	19,875
Total	325,000	344,875
Shawn Talbott
Base salary continuation	360,000	360,000
Continuation of health insurance benefits	—	—
Acceleration of vesting of equity awards	—	19,875
Total	360,000	379,875

(1)
For purposes of this table, an involuntary termination consists of, with respect to Messrs. Jensen, Urban, Colbert, Phelps and Talbott, our termination of their respective employment without cause or their resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

(2)
For purposes of this table, an involuntary termination consists of, with respect to Messrs. Robinson, Colbert, Urban and Cutler, our termination of their respective employment without cause or their resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

(3)
For purposes of this table, an involuntary termination within 12 months after a change in control consists of, with respect to Messrs. Jensen, Urban, Colbert, Phelps and Talbott, the termination of their respective employment for any reason other than for cause, disability, death, presumed death or voluntary termination. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements.”

COMPENSATION COMMITTEE REPORT
The following report has been submitted by the compensation committee of our board of directors:
The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2016 Annual Meeting of Shareholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, each as filed with the Securities and Exchange Commission.

The Compensation Committee

George E. Metzger, Chair
David S. Manovich
Garry Mauro
The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.
DIRECTOR COMPENSATION
Fiscal 2015
Cash Compensation. During fiscal 2015, we paid our non-employee directors a monthly retainer for their service as directors as follows: $5,500 for the chairman of our board of directors and $5,000 for the chairs of the audit committee, the compensation committee, the nominating and corporate governance committee and the strategic planning committee.
Equity Compensation. In addition to the cash compensation described above, following the fiscal year 2015 annual meeting of stockholders, each continuing non-employee director received annual equity compensation of a restricted stock award of 25,000 shares, which was subject to vesting in full in a single vesting increment on the date of the fiscal 2016 annual meeting of stockholders. Each newly elected or appointed director receives an initial restricted stock award of 50,000 shares, which vests in full in a single vesting increment on the date of the next annual meeting following the date on which the award is granted. If a non-employee director voluntarily resigns from our board of directors between annual meetings, vesting of the restricted stock award will be accelerated on a prorated basis and in the case of a non-employee director's death while serving as a director the restricted stock award will vest on an accelerated basis in full.
In March 2015, each of our non-employee directors voluntarily relinquished and waived all rights to the restricted stock award of 25,000 shares that they received at the conclusion of our fiscal year 2015 annual meeting of stockholders.
Our directors who are also our employees receive no compensation for their service on our board of directors.
Fiscal 2016
Cash Compensation. As amended, and effective October 31, 2015, each non-employee director will receive a monthly retainer for their service as directors as follows: $5,500 for the chairman of our board of directors and the chairs of our audit and compensation committees and $5,000 for all other non-employee directors.
Equity Compensation. As amended, and effective for our 2016 annual meeting of stockholders, each non-employee director will receive the following annual equity awards in connection with each annual meeting of our stockholders or initial equity award upon joining our board of directors:

•
Annual Equity Awards - On the date of the next regular annual meeting of stockholders after the annual meeting of stockholders at which a continuing non-employee director is re-elected (the “Election Date”) (for example, for continuing non-employee directors re-elected at and having an Election Date of the fiscal 2016 annual meeting of stockholders, the fiscal 2017 annual meeting of stockholders), each such continuing non-employee director who continues to serve as a member of our board of directors as of immediately prior to the next regular annual meeting of stockholders following the Election Date will receive a fully vested stock award for a number of shares of our common stock determined as follows: $75,000 divided by the “average stock price” and rounded down to the nearest whole share, with the “average stock price” calculated by averaging the closing prices of a share of our common stock on the last trading day of the calendar month (each, a “Month End”) for each Month End occurring between the Election Date and date of the next regular annual meeting of stockholders.

•
Initial Equity Awards - On the one year anniversary of the non-employee director joining our board of directors, each new non-employee director will receive an award for that number of shares of our common stock determined as follows: $150,000 divided by the “average stock price” and rounded down to the nearest whole share, with the “average stock price” calculated by averaging the closing prices of a share of our common stock on the last trading day of the month for each of the twelve months prior to the one year anniversary of the non-employee director joining our board.

The table below summarizes the compensation we paid to our non-employee directors for fiscal 2015.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation	Total($)
Michael A. Beindorff	60,000	32,750	—	92,750
Garry Mauro	66,000	32,750	—	98,750
George E. Metzger	60,000	32,750	—	92,750
Richard Okumoto	60,000	32,750	—	92,750

(1)
Following our fiscal 2015 annual meeting of shareholders held on November 19, 2014, we granted each continuing, non-employee director an award of 25,000 shares of restricted stock. Subject to continued service on our board of directors, the awards of restricted stock were scheduled to vest in full on the date of our fiscal 2016 Annual Meeting of Shareholders; however, in March 2015, each of our non-employee directors voluntarily relinquished and waived all rights to such restricted stock awards. The totals shown in this column represent the grant date fair value of each award of restricted stock in accordance with FASB ASC Topic 718 and as described in Footnote 1 to the “Summary Compensation Table,” above.

The table below summarizes the unexercised stock options held by our non-employee directors as of June 30, 2015:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Michael A. Beindorff	100,000	—	1.33
Garry Mauro	100,000	—	0.30
	120,000	—	0.21
	120,000	—	0.25
	120,000	—	0.80
	100,000	—	1.33
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of June 30, 2015 with respect to all compensation plans under which shares of our common stock are authorized for issuance.

Equity compensation plan approved by security holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2007 LTIP	2,079,301	$0.65	33,269
2010 LTIP	3,698,736	$1.91	4,580,923
All equity compensation plans approved by security holders	5,778,037	$1.07	4,614,192
A maximum of 10,000,000 shares of our common stock can currently be issued under the 2007 Long-Term Incentive Plan ("2007 LTIP") in connection with the grant of awards. As of June 30, 2015 33,269 shares of our common stock remained available for equity grants under our 2007 LTIP. Our 2010 LTIP replaced our 2007 LTIP for all equity based awards to our executive officers and other employees upon its adoption in September 2010. A maximum of 10,500,000 shares of our common stock can currently be issued under the 2010 LTIP in connections with the grant of awards. As of June 30, 2015 there were 4,580,923 shares of our common stock available for equity grants under our 2010 LTIP. We do not maintain equity compensation plans not approved by our stockholders.
AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. EKS&H LLLP, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2015, for filing with the SEC.

The Audit Committee

Richard Okumoto, Chair
Michael A. Beindorff
Garry Mauro
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
Principal Accountant Fees and Services
The following table presents fees for professional audit services rendered by EKS&H LLLP during the fiscal years ended June 30, 2015 and 2014:

	Fiscal year ended June 30,
	2015	2014
Audit Fees(1)	$243,895	$238,237
Audit-Related Fees(2)	20,000	20,000
Tax Fees(3)	74,636	79,293
All Other Fees	—	—
	$338,531	$337,530

(1)	Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.

(2)	Audit-Related Fees consist of fees billed for the audit of our employee benefit plan.

(3)	Tax Fees consisted of fees billed for professional services for tax compliance, tax advice and tax planning.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of August 31, 2015 by: (i) each director; (ii) each of our named executive officers; and (iii) all of our executive officers and directors as a group. As of August 31, 2015, no person was known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070.
The percentages of beneficial ownership set forth below are based on 97,777,215 shares of our common stock issued and outstanding as of August 31, 2015.

Name of Beneficial Owner(1)	Number of Shares	Percent of Class
Principal Stockholders
Dell Loy Hansen	4,982,868(2)	5.10%
595 S. Riverwoods Pkwy, Suite 400
Logan, UT 84321
Directors and Named Executive Officers
Michael A. Beindorff	311,100(3)	*
David S. Manovich	745,537(4)	*
Garry P. Mauro	874,954(5)	*
George Metzger	150,000(6)	*
Richard Okumoto	175,000(7)	*
Darren J. Jensen	1,000,000(8)	1.02%
Robert Urban	330,846(9)	*
Douglas C. Robinson	51,720(10)	*
David Colbert	96,902(11)	*
Shawn Talbott	19,168(12)	*
David Phelps	8,456(13)	*
Robert H. Cutler	111,029(14)	*
All executive officers and directors (12 persons)	3,874,712(15)	3.96%

*Less than one percent.

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 145,698 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our executive officers.

(2)
Based solely upon a Schedule 13G filed on July 8, 2015, by Dell Loy Hansen and Hansen Guaranty, LLC. According to the Schedule 13G, Dell Loy Hansen has sole voting and dispositive power with respect to 1,337,000 shares and shared voting and dispositive power with respect to 3,645,868 shares. Hansen Guaranty, LLC has shared voting and dispositive power with respect to 3,645,868 shares.

(3)
Includes 177,000 shares held directly by Mr. Beindorff, 8,000 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, 1,100 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own and 25,000 shares pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of August 31, 2015 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(4)
Includes 305,537 shares owned in a joint trust account by Mr. Manovich and his spouse, 35,000 shares owned directly by Mr. Manovich, 40,000 shares held in Mr. Manovich's 401(k) plan, 240,000 shares owned by Mr. Manovich's spouse, which he is deemed to beneficially own, and 25,000 shares directly owned by Mr. Manovich pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Manovich has the right to acquire or will have the right to acquire within 60 days of August 31, 2015 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(5)
Includes 288,689 shares directly owned by Mr. Mauro, 1,265 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own and 25,000 shares directly owned by Mr. Mauro pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of August 31, 2015 upon the exercise of options: 100,000 shares at an exercise price of $0.30 per share, 120,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share, 120,000 shares at an exercise price of $0.80 per share and 100,000 shares at an exercise price of $1.33 per share.

(6)	Consists of 125,000 shares directly owned by Mr. Metzger and 25,000 shares pursuant to a Restricted Stock Award.

(7)	Consists of 150,000 shares directly owned by Mr. Okumoto and 25,000 pursuant to a Restricted Stock Award.

(8)	Consists of 1,000,000 shares directly owned by Mr. Jensen pursuant to a Restricted Stock Award.

(9)
Includes 48,861 shares directly owned by Mr. Urban and 131,625 shares pursuant to a Restricted Stock Awards. Also includes the following shares which Mr. Urban has the right to acquire or will have the right to acquire within 60 days of August 31, 2015 upon the exercise of options: 125,000 at an exercise price of $3.19 per share.

(10)	Consists of 51,720 shares directly owned by Mr. Robinson.

(11)	Consists of 96,902 shares directly owned by Mr. Colbert.

(12)	Consists of 19,168 shares directly owned by Mr. Talbott.

(13)	Consists of 8,456 shares directly owned by Mr. Phelps.

(14)	Includes 110,029 shares directly owned by Mr. Cutler.

(15)
Consists of 2,989,712 shares directly owned by our executive officers and directors as a group and 885,000 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of August 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2015, we distributed questionnaires to each of our directors and officers.
Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party's interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
In the last fiscal year, there has not been nor are there any currently proposed transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at http://investor.lifevantage.com/governance.cfm. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2015, we believe that all such reports were filed on a timely basis, except for one Form 4 filed on February 20, 2015 which reported one day late an acquisition of shares of our common stock which occurred on February 17, 2015 by Mr. Shawn Talbott, our former Chief Science Officer.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the notice and, if applicable, this proxy statement and annual report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of its annual meetings. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the proxy materials to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the proxy materials or to request delivery of a single copy if a shareholder is receiving multiple copies of the proxy materials, shareholders may write or call the Company at the following:
LifeVantage Corporation
Attn: Corporate Secretary
9785 South Monroe Street, Suite 300
Sandy, Utah 84070
(801) 432-9000
Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K, which has been filed with the SEC for our fiscal year ended June 30, 2015, will be made available to shareholders without charge upon written request to LifeVantage Corporation, Attn: Corporate Secretary, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
September 11, 2015	/s/ Beatryx Washington
Beatryx Washington
Vice President Legal Affairs

ANNEX A
PROPOSAL 3
AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
LifeVantage Corporation, a Colorado corporation (the “Corporation”), pursuant to the provisions of the Colorado Business Corporation Act, hereby amends its Amended and Restated Articles of Incorporation, as corrected, as filed with the Secretary of State on November 22, 2006, and corrected by a Statement of Correction, as filed with the Secretary of State on May 17, 2007.  These Articles of Amendment were adopted by vote of the Corporation’s board of directors on August 27, 2015, and by vote of the corporation’s shareholders on October 15, 2015.
1.           A new section 5.4 is added to Article V of the Amended and Restated Articles of Incorporation, as follows:
“5.4 Combination and Reverse Stock Split.  Immediately upon the filing and effectiveness of this amendment to the Corporation’s Amended and Restated Articles of Incorporation (the “Amendment Effective Time”) pursuant to Colorado law, each [**] shares of common stock issued and outstanding immediately prior to the Amendment Effective Time shall be combined in one validly issued, fully paid and nonassessable share of common stock, without any action by the holder thereof.  The Corporation will not issue fractional shares of common stock in connection with the combination; instead, each fractional share that would otherwise result from the combination shall be rounded up to one whole share of common stock.  Each certificate representing shares of common stock outstanding as of the Amendment Effective Time will thereafter represent that corresponding number of post-combination shares.  Each person holding a certificate or certificates representing shares of common stock as of the Effective Time shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of common stock to which such person is entitled as a result of the combination.”
**Shareholders are being asked to approve the combination of any number of our pre-reverse split common stock between and including three and eight into one share of our post-reverse split common stock.  The Articles of Amendment filed with the Secretary of State of the State of Colorado will include the actual exchange ratio determined by the Board of Directors.  The Board of Directors may also elect not to effect the reverse stock split, in which case these Articles of Amendment will be abandoned.  In accordance with the resolution to be adopted by the shareholders, the corporation will not implement any amendment providing for an exchange ratio outside the range described above.

LifeVantage

LifeVantage Corporation
9785 South Monroe St., Suite 300
Sandy, UT 84070

SCAN TO
VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M96178-P69569 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LifeVantage Corporation

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Mr. Michael A. Beindorff
02) Mr. David S. Manovich
03) Mr. Garry Mauro
04) Mr. George E. Metzger
05) Mr. Richard Okumoto

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M96179-P69569

LifeVantage Corporation
Annual Meeting of Shareholders
October 15, 2015 12:00 PM MDT
This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Darren Jensen and Beatryx Washington or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the "Company") that the shareholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Shareholders to be held at 12:00 PM, MDT on October 15, 2015, at the Hilton Garden Inn located at 277 West Sego Lily Drive, Sandy, Utah 84070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side